FOR IMMEDIATE RELEASE

PROTOKINETIX INC. (PKTX: OTCBB)

Vancouver, British Columbia, June 4, 2007

ProtoKinetix Board of Directors Forms Executive Search Committee

Mark L. Baum, Esq. to Serve as Interim-CEO;
Dr. John Todd to Serve as Director of Scientific Affairs

ProtoKinetix, Inc. (PKTX:OTCBB) is pleased to announce that it has made key executive and board level strategic changes designed to operationally bolster the company as it prepares to graduate from a company primarily focused on research and development to a business actively seeking and entering into agreements to commercialize its significant technologies.

Effective today, Dr. John Todd has resigned as President and CEO, as well as from his seat on the ProtoKinetix Board of Directors.  Dr. Todd has agreed to immediately assume the role of Director of Scientific Affairs where he will be chiefly responsible for all of ProtoKinetix’s scientific endeavors, including the continued development of the Company’s AAGP™ family of molecules.  ProtoKinetix General Counsel Mark L. Baum, Esq. has been appointed and has agreed to fill the vacancy on the Board created by Dr. Todd’s departure.  Additionally, Mr. Baum has agreed to serve, on an interim basis, as President and CEO.  The ProtoKinetix Board of Directors has also formed an executive search committee, made up of Mr. Baum, Mr. Whittaker and Dr. Todd.  Mr. Baum and the other executive search committee members anticipate seeking guidance from biotech industry experts and other industry contacts that have evaluated the ProtoKinetix AAGP™ technologies.  The executive search committee shall convene shortly and shall begin the process of evaluating the many candidates who have applied and who continue to apply to serve as the Company’s chief executive.

Commenting on the recent changes Dr. John Todd stated, “Our goal many years ago was to get the Company to the point that it’s science stood on its own legs.  Many years later, after a tireless and ongoing effort by our management team, scientists and contractors, we have turned the corner and very definitely need to bring on the kind of executive talent that can maximize the value of the considerable technologies that our shareholders own.  I appreciate Mr. Baum helping to lead our senior executive search, along with the assistance of Fred Whittaker and myself.  I am happy to now serve our shareholders in a role that will best suit my technical expertise as we continue to exploit what we believe are category-altering technologies.”

Interim-President/CEO and Member of the Board of Directors Mark L. Baum, Esq. added, “I have been associated with ProtoKinetix since it was a private company in 2003 and have worked closely with Dr. Todd and the other members of our consulting organization for many years.  I have seen first hand the efforts made by our scientists.  The scientific results speak for themselves.  Our results, and the attention the Company has received from many significant and category leading health care and cosmetic businesses has led our Board of Directors to resolve that we need to bolster our management team as we ready ourselves to negotiate agreements that will position our technologies for marketplace acceptance.  To date, I have been impressed with the credentials of those persons who have expressed sincere interests in being at the helm of ProtoKinetix.  We believe that in the near term, we will be able to announce that our Board has hired a new senior executive to lead our march towards commercialization and beyond.  In the meantime, I will dedicate myself to communicating with the marketplace and trying to make available, in an accessible format, the significance of the Company’s scientific achievements and how they may affect the marketplace for a host of products that human beings and animals rely on and use on a daily basis.  We clearly have a tremendous amount of work to do before we fully realize the value that exists, but our shareholders should know that our Board is committed to making decisions that will maximize the long term value of their shares.”

For further information, investors are asked to visit the ProtoKinetix Investor Relations Hub at www.agoracom.com/ir/protokinetix or email to PKTX@agoracom.com

Mr. Baum’s abbreviated biography may be viewed by clicking on the following link:  http://www.bcgu.com/pages/WhoWeAre.asp.

About ProtoKinetix:

ProtoKinetix Inc is a Biotechnical Company dedicated to the development of a family of synthetic antifreeze glycoproteins (AAGP™) for human and veterinary medicine, the bio technology and cosmetic industries. Using previously published research on native antifreeze proteins and antifreeze glycoproteins as a guide, and coordinating a vast pool of world recognized intellectual talent in a networked environment, PKTX is conducting rapid and meaningful research with a view to developing markets for this very useful family of molecules. Sign up for free automatic email news alerts at our new website at: www.protokinetix.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Some information included in this press release contains statements that are forward-looking. Such forward-looking information involves significant risks and uncertainties that could affect anticipated results in the future and, accordingly, these results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. For a description of additional risks and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission at www.sec.gov.

On behalf of the Board of Directors

Company Office:                                                            Investor Contact:

Suite # 1500                                                                                ProtoKinetix Inc.
885 West Georgia Street                                                                                Blair Henderson
Vancouver, BC V6C 3E8                                                                                604-687-9887